Exhibit 99.1

CALGON CARBON CORPORATION	P.O. BOX 717	PITTSBURGH, PA 15230-0717	(412) 787-6700

—NEWS RELEASE –

CALGON CARBON ANNOUNCES HURRICANE IMPACT

PITTSBURGH, PA – September 1, 2005 – Calgon Carbon Corporation (NYSE: CCC) announced today that its Pearl River Plant has been idle since Sunday, August 28, 2005 due to a mandatory evacuation order in advance of Hurricane Katrina. A preliminary inspection of the plant, conducted yesterday, indicated that the damage from the hurricane was limited, but the full extent of the damage will not be determined until a thorough assessment can be completed, possibly sometime next week. The company’s number one priority is to determine the location and condition of each Pearl River employee.

Calgon Carbon has assembled teams to address critical issues such as detailed damage assessment, repair of the plant, and distribution of product to customers. The company’s insurer has been notified, and we have initiated the loss adjustment process.

The Pearl River Plant, located in Pearlington, Mississippi, produces approximately 40 million pounds of granular and powdered activated carbon annually. It employs 44 people.

Commenting on the announcement, John Stanik, Calgon Carbon’s president and chief executive officer, said, “Our primary consideration is the safety and welfare of our employees. However, we are committed to a return to full operation as soon as possible. The timing will depend on accessibility to the plant and availability of supplies and power.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,100 people at 16 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

Contact: Gail Gerono, vice president, investor relations, 412 327-9287